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EXHIBIT 99.1


MIRACOR DIAGNOSTICS REPORTS 3RD QUARTER RESULTS AND APPOINTMENT OF NEW DIRECTORS

SAN DIEGO--November 16, 2005--Miracor Diagnostics, Inc. (OTCBB: MRDG) today reported net revenue was $4,880,218 for the three months ended September 30, 2005, a 6.7% increase compared to net revenue of $4,573,652 for the same period in 2004. Net income was $5,866 ($0.00 per share) compared to a net loss of $298,963 ($0.02 per share) in 2004, an increase of $304,829.

For the nine months ended September 30, 2005, net revenue was $14,963,703 as compared to $14,231,006 for the same period in 2004. Net income was $924,629 ($0.05 per share) as compared to a net loss of $772,446 ($0.05 per share) for the same period in 2004, an increase of $1,697,075. Net income for the nine months ended September 30, 2005 included a gain on sale of assets of $540,573. Excluding the gain, net income was $384,056 ($0.02 per share).


                    Miracor Diagnostics Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                     Three months ended             Nine months ended
                                        September 30,                  September 30,
                                   2005            2004            2005           2004
                               ------------    ------------    ------------   ------------
Net revenue                    $  4,880,218    $  4,573,652    $ 14,963,703   $ 14,231,006
Net income (loss) from
  Continuing Operations        $     43,562    $    (60,324)   $    497,490   $     44,969
Net income (loss) from
  Discontinued Operations      $    (37,696)   $   (238,639)   $    427,139   $   (817,415)
Net income (loss)              $      5,866    $   (298,963)   $    924,629   $   (772,446)

Continuing Operations:
   Basic and diluted EPS       $       0.00    $      (0.00)   $       0.03   $       0.00

Discontinued Operations:
   Basic and diluted EPS       $       0.00    $      (0.02)   $       0.02   $      (0.05)

Net Income (Loss):
Basic and diluted EPS          $       0.00    $      (0.02)   $       0.03   $      (0.05)

Weighted Shares Outstanding:
   Basic                         16,642,439      16,205,195      16,537,572     16,118,229
   Fully Diluted                 16,642,439      16,205,195      17,384,283     16,118,229


"Although the third quarter was not as strong as the previous two quarters, we were profitable and did show an increase in net income of $304,829 compared to the third quarter 2004. As previously stated, our focus this year has been to return the Company to positive cash flow and profitability. We have accomplished that goal for the first three quarters of 2005," stated M. Lee Hulsebus, Miracor's Chairman and CEO.

APPOINTMENT OF NEW DIRECTORS
Miracor also announced today that they have appointed two new directors: Gregory Anderson and David Schack.

Gregory Anderson is the President and CEO of the Bank of Arizona. Previously, Mr. Anderson was President and CEO of Quality Care Solutions, Inc., President of El Dorado Investment Company and Vice President of First Interstate Bank. Mr. Anderson has served on more than twenty boards of both private and public companies. Currently, he serves on the boards of Sun Healthcare, Inc., Hawaiian Airlines and the Bank of Arizona.

David Schack is the President and Chairman of Home Dynamics Corporation, one of South Florida's leading real estate development companies. Previously, Mr. Schack was co-founder of Excel Development Corporation, Vice President of First Miami Development Company and Sr. Auditor and Sr. Tax Specialist with Peat Marwick.


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IMPROVEMENT IN CONTINUING OPERATIONS
Income from continuing operations was $497,490 for the nine months ended September 30, 2005 compared to $44,969 for the same period in 2004, an improvement of $452,521. Earnings before interest expense, taxes, depreciation and amortization (EBITDA) from continuing operations, not including the gain on sale, was $2,646,560 for the nine months ended September 30, 2005 as compared to $2,476,668 for the same period in 2004, a 7% increase. Current assets less current liabilities (working capital) stands at $976,963 at September 30, 2005 compared to a negative working capital of $422,624 at December 31, 2004. The improvement in working capital is due to a substantial restructuring of several of Miracor's notes payable and capital leases.

ABOUT THE COMPANY
Miracor has been operating high-quality freestanding diagnostic imaging centers since 1998. We are an independent provider of medical diagnostic imaging services; specifically magnetic resonance imaging ("MRI") and computed tomography ("CT") services through our network of company-owned and operated fixed-site, freestanding outpatient facilities. We operate 13 wholly-owned centers in three regional markets: the West Coast, the Southeast and the Midwest. Our centers, all of which operate from facilities leased from third parties, are located in the following five states: California, Florida, Illinois, Ohio and Oregon. We derive substantially all of our revenue, directly or indirectly, from fees charged for the diagnostic imaging services performed at our facilities with 81% of our 2004 revenues derived from MRI services, 10% from CT services and 9% from other diagnostic imaging services for the year ended December 31, 2004.

We target our growth/expansion in the areas in which we currently operate. Our clustering strategy brings many benefits including lower costs, management coverage and name recognition. All of our facilities employ modern equipment and technology in modern, patient-friendly settings. Our facilities range from single-modality MRI to multi-modality offering various combinations of MRI, CT, mammography, ultrasound, bone densitometry, diagnostic radiology, or X-ray.
Most of the centers offer open MRI equipment that affords greater patient comfort especially for larger or claustrophobic patients. All of our MRI equipment has the most recent software upgrades for enhanced imaging quality. We believe there is a continuing trend towards the movement out of hospitals and into freestanding centers. The outpatient market for diagnostic imaging now exceeds that of the inpatient market. This is due to a number of factors including increased efficiencies of outpatient services, the patient-friendly nature of independent centers and federal regulatory changes that favor the outsourcing of diagnostic imaging services by hospitals.
At our facilities, we provide all of the equipment as well as all non-medical operational, management, financial and administrative services necessary to provide diagnostic imaging services. Miracor delivers these imaging services tailored to the needs of the patient, physician and local health care markets.

Miracor operates the following 13 diagnostic imaging centers in the following 3 regions:

WEST COAST DIVISION (5)                     SOUTHEAST DIVISION (3)
CALIFORNIA            OREGON                FLORIDA
----------            ------                -------
Laguna Niguel         Coos Bay              Jacksonville
Long Beach (2)                              Kissimmee
Santa Barbara                               Orlando


       MIDWEST DIVISION (5)
       ILLINOIS                 OHIO
       --------                 ----
       Carol Stream        Perrysburg
       Oak Brook           Sylvania
       Woodridge

For more information, visit www.miracor.net.

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE ARE BASED UPON VARIOUS ASSUMPTIONS, AND CERTAIN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE THOSE MATTERS DISCLOSED IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION (SEC). MIRACOR DIAGNOSTICS INC. ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

CONTACT:
MIRACOR DIAGNOSTICS, INC. (858) 455-7127
    M. LEE HULSEBUS, CHAIRMAN AND CEO, EXT. 11
    ROSS SEIBERT, CFO, EXT. 13